Exhibit W to the Separate Series of Managed Portfolio Series
Amended and Restated Custody Agreement

Name of Series
Tortoise North American Water Fund
Tortoise North American Pipeline Fund

Base Fee for Domestic Custody Services1 – fees effective at January, 2017

The following reflects the greater of a basis point fee or annual minimum for funds where Tortoise Index Solutions, LLC acts as Adviser to the Fund.

Custody	Basis Points on Avg. daily market value of all long securities and cash held in the portfolio	Annual Minimum[2]
	[…]	$[…] per Fund

1 Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on percent on AUM.

2 Fees are calculated pro rata and billed monthly

Domestic Custody Services in addition to the Base Fee3 – fees effective January, 2017

Portfolio Transaction Fees4

$[…] – Book entry DTC transaction, Federal Reserve transaction, principal paydown
$[…] – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
$[…] – Option/SWAPS/future contract written, exercised or expired
$[…] – Mutual fund trade, Margin Variation Wire and outbound Fed wire
$[…] – Physical security transaction
$[…] – Check disbursement (waived if U.S. Bancorp is Administrator)
$[…] – Segregated account per year

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Chief Compliance Officer Support Fee (Fund Complex)
▪	$[…] per year (Waived)

Additional Services and Charges
Additional global sub-custodial fees for Canada, Japan and Euroclear are attached.
Available but not included above are additional fees for global servicing outside of Canada, Japan and Euroclear.
Sub Advised Funds - $500 per custody account per year
No charge for the initial conversion free receipt.
Overdrafts – charged to the account at prime interest rate plus 2% unless a line of credit is in place.

Miscellaneous Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges and extraordinary expenses based upon complexity.

3 Fees are calculated pro rata and billed monthly

4 “Sponsor trades” are defined as any trades put through the Portfolio, on behalf of the Fund by any portfolio manager/sub advisor and their affiliates authorized by the BOT to act on behalf of the Fund, outside of the create/redeem process.  Cash-in-Lieu proceeds received as part of the create/redeem process, and their related transactions are not considered to be “Sponsor trades.

Tortoise Index Solutions, LLC

Exhibit W (continued) to the Separate Series of Managed Portfolio Series
Amended and Restated Custody Agreement

Global Sub-Custodial Services in addition to the Base Fee – fees effective at January, 2017

A monthly base fee per account (fund) will apply based on the number of foreign securities held (WAIVED).
1-25 foreign securities: $[…]
26-50 foreign securities: $[…]
Over 50 foreign securities: $[…]
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Plus:

Global Custody Safekeeping and Transaction Fees1

Country	Instrument	Safekeeping (BPS)	Transaction Fee
Canada	All	1	$[…]
Euromarkets*	All	1	$[…]
Japan	All	1	$[…]

*Euromarkets – Non-Eurobonds:  Surcharges vary by local market.
*Tiered by market value: <$[…] : […] bp, >$[…] and <$[…] : .[…] bps; >$[…] : .[…] bps.
•	Global Custody transaction fees are charged for Sponsor Trades[2].
•	Safekeeping and transaction fees are assessed on security and currency transactions.
•	A transaction is defined as any purchase/sale, free receipt / free delivery, maturity, tender or exchange of a security.

Tax Reclamation Services

Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[…] per claim.

Miscellaneous Expenses
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
A surcharge may be added to certain Miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.
SWIFT reporting and message fees.

1Fees are calculated pro rata and billed monthly

2“Sponsor trades” are defined as any trades put through the Portfolio, on behalf of the Fund by any portfolio manager/sub advisor and their affiliates authorized by the BOT to act on behalf of the Fund, outside of the create/redeem process.  Cash-in-Lieu proceeds received as part of the create/redeem process, and their related transactions are not considered to be “Sponsor trades.”

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit W.

Tortoise Index Solutions, LLC

By: /s/ P. Bradley Adams

Printed Name: P. Bradley Adams

Title: Director                                                                          Date:  12/19/16_______________

Tortoise Index Solutions, LLC